Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business December 31, 2013, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$19,641
Interest-bearing balances		187,583
Securities:
Held-to-maturity securities		12,346
Available-for-sale securities		215,837
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		51
Securities purchased under agreements to resell		18,962
Loans and lease financing receivables:
Loans and leases held for sale		10,277
Loans and leases, net of unearned income	778,519
LESS: Allowance for loan and lease losses	12,421
Loans and leases, net of unearned income and allowance		766,098
Trading Assets		32,465
Premises and fixed assets (including capitalized leases)		7,582
Other real estate owned		3,838
Investments in unconsolidated subsidiaries and associated companies		662
Direct and indirect investments in real estate ventures		7
Intangible assets
Goodwill		21,549
Other intangible assets		22,464
Other assets		54,238

Total assets		$1,373,600

LIABILITIES
Deposits:
In domestic offices		$1,000,959
Noninterest-bearing	272,069
Interest-bearing	728,890
In foreign offices, Edge and Agreement subsidiaries, and IBFs		94,619
Noninterest-bearing	633
Interest-bearing	93,986
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		9,042
Securities sold under agreements to repurchase		13,930

Dollar Amounts In Millions
Trading liabilities	13,662
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	55,913
Subordinated notes and debentures	19,642
Other liabilities	27,989

Total liabilities	$1,235,756

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	103,010
Retained earnings	32,028
Accumulated other comprehensive income	2,080
Other equity capital components	0

Total bank equity capital	137,637
Noncontrolling (minority) interests in consolidated subsidiaries	207

Total equity capital	137,844

Total liabilities, and equity capital	$1,373,600

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan

EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate

Federal regulatory authority and is true and correct.

John Stumpf	Directors
David Hoyt
Avid Modjtabai